Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT:

Marty McKenna (312) 928-1901, mmckenna@eqr.com

July 24, 2025

Equity Residential Appoints Chris Carr to Board of Trustees

Chicago, IL – July 24, 2025 - Equity Residential (NYSE: EQR) today announced the appointment of Chris Carr to the Company’s Board of Trustees to serve until the next annual meeting of shareholders. Mr. Carr qualifies as an independent trustee under the New York Stock Exchange’s listing standards. He will serve on the Company’s Audit and Corporate Governance Committees. With this appointment, the Company’s Board will increase to 11 members, nine of whom are independent.

Mr. Carr, 61, is the former Chief Operating Officer of Sweetgreen, Inc. (NYSE: SG), a restaurant and lifestyle brand. Prior to Sweetgreen, he held a variety of retail and supply chain senior executive roles at Starbucks (NASDAQ: SBUX), most recently as the Executive Vice President, Chief Procurement Officer. Prior to Starbucks, Mr. Carr spent 18 years with ExxonMobil, developing, leading and implementing retail operational strategies for its Global Fuels Marketing downstream businesses. He currently serves as a director for Hilton Worldwide, Inc. (NYSE: HLT) and is the chairman of the Board of Recreational Equipment Inc. (REI), a consumer cooperative. He also serves as a Board Trustee for Howard University and the University of San Diego.

“We are very pleased to welcome Chris to the Equity Residential board. He brings a tremendous amount of experience as both an operating executive and a board member and will be an excellent complement to our outstanding Board of Trustees,“ said Mark J. Parrell, Equity Residential’s President and CEO.

The appointment of Mr. Carr is consistent with the Board's trustee succession and refreshment strategy of adding fresh perspectives from new trustees while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured trustees to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks and opportunities. Over the past six years, the Company has added five new trustees to the Board, reducing the average Board tenure of our independent trustees to 7.5 years while increasing the breadth and skill sets of the Board.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 319 properties consisting of 86,422 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.